Exhibit 99.1
February 5, 2008
John S. Chen
Chairman, CEO, and President
Sybase, Inc.
(Delivered by hand)
Dear John:
This is to inform you of your 2008 compensation as approved by the Sybase, Inc. Board of Directors:
1.	Cash Compensation (effective January 1, 2008)
1.	Annual base salary: $990,000

2.	Incentive bonus target: $1,250,000

3.	Total target cash compensation (TTC): $2,240,000
2.	Long-Term Incentives
(a)	Sybase Stock Option Grant (4-year vest)

• 129,667 shares

(b)	Restricted Stock Grant (1-year performance; 3-year cliff vest)

• 82,069 shares

(b)	Restricted Stock Grant (3-year cliff time vest)

• 27,356 shares
The vesting terms are set out in the relevant equity award grant agreement.
Sincerely,
/s/ Richard C. Alberding
Richard C. Alberding
Compensation Committee Chairman
Sybase, Inc.